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                                      EXHIBIT 5




                                    June 14, 1996



Pacific Rehabilitation
 & Sports Medicine, Inc.
8100 N.E. Parkway Drive, Suite 190
Vancouver, Washington 98662

Gentlemen:

    We have acted as counsel for Pacific Rehabilitation & Sports Medicine, Inc. (the "Company") in connection with the filing of a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended, covering 1,096,711 shares of common stock (the "Shares") of the Company to be sold from time to time by certain existing shareholders of the Company (the "Selling Shareholders").

    We have reviewed those documents, corporate records, and other instruments we deemed necessary for the purposes of this opinion. As to matters of fact which have not been independently established, we have relied upon representations of officers of the Company.

    Based on the foregoing, it is our opinion that, under the corporate laws of the State of Delaware, the Shares to be offered and sold by the Selling Shareholders have been duly authorized under the Amended and Restated Certificate of Incorporation of the Company and, when issued by the Company and sold by the Selling Shareholders, will be validly issued, fully paid and nonassessable securities of the Company.

    This opinion is dated as of the date hereof.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this opinion under Item 5 in the Registration Statement.


Sincerely,

GARVEY, SCHUBERT & BARER